Exhibit 99.1

Vaxcyte Announces Positive Topline Results from VAX-24 Infant Phase 2 Dose-Finding Study

— At All Doses Evaluated, VAX-24 Was Well-Tolerated and Demonstrated a Safety and Tolerability Profile Similar to Prevnar 20® (PCV20) —

— At All Doses Evaluated, VAX-24 Elicited Substantial Immune Responses Following Primary Three-Dose Immunization Series; Topline Results Also Include Interim Booster Dose IgG Data Showing Robust Memory Responses Across All Doses —

— Dose-Dependent Immune Responses Consistently Demonstrated and Little to No Evidence of Carrier Suppression Was Observed, Supporting Platform’s Potential to Deliver Broadest-Spectrum Infant Pneumococcal Conjugate Vaccine (PCV) Candidates —

— Company Selects VAX-24 Mid Dose (2.2mcg) as Basis for Optimized Dose Formulation for Advancement to Potential Infant Phase 3 Program, Pending Topline VAX-31 Infant Phase 2 Study Readout —

— Company Announces VAX-XL, Third-Generation PCV Candidate Designed to Further Expand Spectrum of Coverage —

— Company to Host Webcast/Conference Call Today at 8:00 a.m. ET / 5:00 a.m. PT —

SAN CARLOS, Calif., March 31, 2025 – Vaxcyte, Inc. (Nasdaq: PCVX), a clinical-stage vaccine innovation company engineering high-fidelity vaccines to protect humankind from the consequences of bacterial diseases, today shared positive topline results from its Phase 2 dose-finding study evaluating the safety, tolerability and immunogenicity of VAX-24, the Company’s 24-valent pneumococcal conjugate vaccine (PCV) candidate designed to prevent invasive pneumococcal disease (IPD), compared to Prevnar 20® (PCV20) in healthy infants. Based on these findings, the Company has selected the VAX-24 Mid dose as the basis for advancement of an optimized dose formulation to a potential Phase 3 program and, pending the VAX-31 infant Phase 2 study topline data results anticipated in mid-2026, plans to initiate an infant Phase 3 study with either VAX-24 or VAX-31.

In this study, VAX-24 was well-tolerated and demonstrated a safety profile similar to PCV20 across all doses studied. Frequently reported local and systemic reactions were generally mild-to-moderate, resolving within several days of vaccination, with no meaningful differences observed across the cohorts. No serious adverse events were considered to be related to study vaccines.

All VAX-24 doses evaluated (Low: 1.1 mcg, Mid: 2.2mcg and Mixed: 2.2mcg/4.4mcg) elicited substantial immunoglobulin G (IgG) and opsonophagocytic assay (OPA) immune responses at 1-month post-dose 3 (primary immunization series).

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Post-dose 3, the VAX-24 Mid dose met target precedent Phase 2 non-inferiority (NI) criteria on relative seroconversion rates (lower limit of the 95% confidence interval for the difference between the proportion of participants achieving the pre-defined seroconversion rate IgG concentration ≥0.35 mcg/ml is > -15% for each serotype1), particularly for the highest circulating serotypes[2] contained in VAX-24 and for 20 of 24 serotypes overall. The Mid dose also met the target Phase 2 IgG Geometric Mean Ratio (GMR) point estimate of >0.6[3] on all currently circulating serotypes contained in VAX-24 and for 22 of 24 serotypes overall.

•	Post-dose 3, VAX-24 generated robust OPA responses, which are correlated with effectiveness against IPD, across all serotypes and doses.

•	The four serotypes unique to VAX-24 elicited robust immune responses and met all target criteria across all endpoints at all doses evaluated post-dose 3.

•	Dose-dependent immune responses were consistently demonstrated at 1.1mcg, 2.2mcg and 4.4mcg doses and little to no carrier suppression was observed.

Full post-dose 4 booster data is expected by the end of 2025. An interim assessment of the IgG results was performed with currently available study samples and demonstrate:

•	The Mid dose met the Company’s historical target Phase 2 IgG GMR point estimate of >0.6 for the highest circulating serotypes contained in VAX-24 and for 19 of 24 serotypes overall.

•	VAX-24 elicited robust memory responses across all doses for all serotypes.

“Based on the strength of these data, we have selected the Mid dose as the basis of an optimized dose formulation to advance VAX-24 and, pending the VAX-31 Phase 2 dose-finding study topline data readout, plan to initiate a Phase 3 infant program with either VAX-24 or VAX-31,” said Grant Pickering, Chief Executive Officer and Co-Founder of Vaxcyte. “These results affirm the potential of our carrier-sparing platform to add coverage and maintain robust immune responses, reinforcing our confidence as we advance our PCVs into adult and infant Phase 3 programs. Building on this momentum, we are announcing VAX-XL, our third-generation PCV candidate designed to provide the broadest coverage PCV currently in development. I am incredibly proud of the entire Vaxcyte team for these achievements.”

“Despite current vaccination efforts, Streptococcus pneumoniae is the leading cause of vaccine-preventable deaths globally in children under five. Today’s results reinforce our commitment to advancing the broadest-spectrum PCVs to address the substantial invasive pneumococcal disease burden in the infant population, helping to reduce transmission and strengthen community immunity against the consequences of this devastating bacteria,” said Jim Wassil, Executive Vice President and Chief Operating Officer of Vaxcyte. “We continue to make significant progress across our PCVs, and for the infant indication, the complete VAX-24 data set is expected by the end of the year and the VAX-31 Phase 2 dose-finding study topline data is expected in mid-2026, with the balance of booster data up to 9 months later. For the adult indication, the VAX-31 Phase 3 non-interiority study initiation is expected in mid-2025 with topline data in 2026. As always, we want to thank everyone involved in this study, especially the study participants and their families, trial investigators and sites.”

About the VAX-24 Infant Phase 2 Study

The VAX-24 infant Phase 2 clinical study is a randomized, observer-blind, dose-finding two-stage clinical study evaluating the safety, tolerability and immunogenicity of VAX-24 in healthy infants that enrolled 802 participants. The study remains ongoing to continue evaluating the immunogenicity of VAX-24 1-month post-dose 4 and safety through six months post-dose 4.

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Stage 1 of the study evaluated the safety and tolerability of a single injection of VAX-24 at three dose levels compared to Vaxneuvance® (PCV15), which was the broadest-spectrum PCV at the time of study initiation, in 48 infants. The 36 participants from the three VAX-24 cohorts in Stage 1 proceeded to Stage 2 of the study.

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Stage 2 of the study is evaluating the safety, tolerability and immunogenicity of VAX-24 at the same three dose levels and compared to PCV20, currently the broadest-spectrum PCV available, in 789 infants.

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The study design includes a primary immunization series consisting of three doses given at two months, four months and six months of age, followed by a subsequent booster dose at 12-15 months of age. Other routine pediatric vaccines could be administered according to the current recommended schedule.

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The key immunogenicity study endpoints include an assessment of immune responses for each of the VAX-24 dose levels in comparison with PCV20 for the 20 common and 4 unique serotypes in VAX-24. At 1-month post-dose 3, immune responses were assessed based on serotype-specific IgG seroconversion rates (IgG threshold value of ≥0.35mcg/mL). IgG GMRs were assessed at 1-month post-dose 3 and post-dose 4, along with other key immunogenicity endpoints.

•	Additional information about the study can be found at www.clinicaltrials.gov under the identifier NCT05844423.

Key Anticipated PCV Franchise Milestones

Vaxcyte is advancing the clinical development of its PCV programs with several anticipated key milestones, including:

PCV Franchise Adult Indication

VAX-31

•	Following an FDA End-of-Phase 2 meeting, initiate a Phase 3 pivotal, non-inferiority study by mid-2025 and announce topline safety, tolerability and immunogenicity data in 2026.

•	Initiate the remaining Phase 3 studies in 2025 and 2026 and announce data from these studies in 2026 and 2027.

PCV Franchise Infant Indication

The Company plans to initiate an infant Phase 3 program with either VAX-24 or VAX-31, pending the VAX-31 topline Phase 2 dose-finding study readout.

VAX-24

•	Announce the balance of the VAX-24 Phase 2 dose-finding study data, including final safety data, full post-dose 3 OPA data, and full post-dose 4 IgG and OPA data, by end of 2025.

VAX-31

•	Announce topline safety, tolerability and immunogenicity data for Phase 2 dose-finding study primary three-dose immunization series in mid-2026, with complete booster data up to nine months later.

Conference Call and Webcast

Vaxcyte will hold a webcast and conference call today, March 31 at 8:00 a.m. ET to discuss the results from the VAX-24 infant Phase 2 study. To participate in the conference call, please dial 800-445-7795 (domestic) or 785-424-1699 (international) and refer to conference ID PCVX0331. A live webcast of the conference call will also be available on the investor relations page of the Vaxcyte corporate website at www.vaxcyte.com. After the live webcast, the event will remain archived on the Vaxcyte website for 30 days.

About Pneumococcal Disease

Pneumococcal disease (PD) is an infection caused by Streptococcus pneumoniae bacteria. It can result in invasive pneumococcal disease (IPD), including meningitis and bacteremia, and non-invasive PD, including pneumonia, otitis media and sinusitis. In the United States, pneumococcal pneumonia is estimated to result in approximately 150,000 hospitalizations each year. Streptococcus pneumoniae is among the World Health Organization’s top antibiotic-resistant pathogens to be urgently addressed, and the U.S. CDC lists drug-resistant Streptococcus pneumoniae as a “serious threat.” Streptococcus pneumoniae is the leading cause of vaccine-preventable deaths in children under five globally. Pneumococci also cause over 50% of all cases of bacterial meningitis in the United States. Antibiotics are used to treat PD, but some strains of the bacteria have developed resistance to treatments. The morbidity and mortality due to PD are significant, particularly for young children and older adults, underscoring the need for a broader-spectrum vaccine.

About VAX-24

VAX-24, a 24-valent PCV candidate currently being evaluated in a Phase 2 infant clinical program, is designed to prevent IPD, which is especially serious in infants, young children, older adults and those with immune deficiencies or certain chronic health conditions. IPD is associated with high case-fatality rates, antibiotic resistance and meningitis. VAX-24 has the potential to cover more serotypes than any infant pneumococcal vaccine on-market today and provide protection against both currently circulating and historically prevalent serotypes.

About Vaxcyte

Vaxcyte is a vaccine innovation company engineering high-fidelity vaccines to protect humankind from the consequences of bacterial diseases. The Company is developing broad-spectrum conjugate and novel protein vaccines to prevent or treat bacterial infectious diseases. VAX-31, a 31-valent PCV candidate advancing to a Phase 3 adult clinical program and currently being evaluated in a Phase 2 infant clinical program, is being developed for the prevention of IPD in adults and infants and is the broadest-spectrum PCV candidate in the clinic today. VAX-24, the Company’s 24-valent PCV candidate, is designed to cover more serotypes than any infant PCV on-market and is currently being evaluated in a Phase 2 infant study. Both VAX-31 and VAX-24 are designed to improve upon the standard-of-care PCVs by covering the serotypes in circulation that are responsible for a significant portion of IPD and are associated with high case-fatality rates, antibiotic resistance and meningitis, while maintaining coverage of previously circulating strains that are currently contained through continued vaccination practice. Vaxcyte is re-engineering the way highly complex vaccines are made through modern synthetic techniques, including advanced chemistry and the XpressCF™ cell-free protein synthesis platform, exclusively licensed from Sutro Biopharma, Inc. Unlike conventional cell-based approaches, the Company’s system for producing difficult-to-make proteins and antigens is intended to accelerate its ability to efficiently create and deliver high-fidelity vaccines with enhanced immunological benefits. Vaxcyte’s pipeline also includes VAX-A1, a prophylactic vaccine candidate designed to prevent Group A Strep infections; VAX-PG, a therapeutic vaccine candidate designed to slow or stop the progression of periodontal disease; and VAX-GI, a vaccine candidate designed to prevent Shigella. Vaxcyte is driven to eradicate or treat invasive bacterial infections, which have serious and costly health consequences when left unchecked. For more information, visit www.vaxcyte.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the potential benefits of VAX-24 and VAX-31, including breadth of coverage, and the ability to improve upon the standard-of-care; the timing of the remaining VAX-24 infant Phase 2 study data readout and VAX-31 infant Phase 2 study readouts; the timing of the initiation and data read outs for the VAX-31 adult studies; the potential of the Company’s carrier-sparing platform to add coverage and maintain robust immune responses and deliver the broadest-spectrum infant PCV candidates; expectations related to the future infant Phase 3 studies; the demand for Vaxcyte’s vaccine candidates; and other statements that are not historical fact. The words “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “on track,” “potential,” “should,” “would” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on Vaxcyte’s current expectations and actual results and timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, including, without limitation, risks related to Vaxcyte’s product development programs, including development timelines, success and timing of chemistry, manufacturing and controls and related manufacturing activities, potential delays or inability to obtain and maintain required regulatory approvals for its vaccine candidates, and the risks and uncertainties inherent with preclinical and clinical development processes; the success, cost and timing of all development activities and clinical trials; and sufficiency of cash and other funding to support Vaxcyte’s development programs and other operating expenses. These and other risks are described more fully in Vaxcyte’s filings with the Securities and Exchange Commission (SEC), including its Yearly Report on Form 10-K filed with the SEC on February 25, 2025 or in other documents Vaxcyte subsequently files with or furnishes to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date, and readers should not rely upon the information in this press release as current or accurate after its publication date. Vaxcyte undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations. Readers should not rely upon the information in this press release as current or accurate after its publication date.

Contacts:

Patrick Ryan, Executive Director, Corporate Affairs

Vaxcyte, Inc.

415-606-5135

media@vaxcyte.com

Jennifer Zibuda, Senior Director, Investor Relations

Vaxcyte, Inc.

860-729-8902

investors@vaxcyte.com

1Lower limit of the 95% confidence interval for the difference between the proportion of participants achieving the pre-defined seroconversion rate (IgG concentration ≥0.35 mcg/mL) is > -15% for each ST (https://pmc.ncbi.nlm.nih.gov/articles/PMC7360095/). Larger Phase 3 registration studies have required that lower limit of the 95% confidence interval for the difference between the proportion of participants achieving the pre-defined seroconversion rate (IgG concentration ≥0.35 mcg/mL) is > -10% for each ST.

2Percentage of IPD caused in individuals <5 yrs of age in the U.S. in 2023 based on ABC surveillance data (  https://data.cdc.gov/Public-Health-Surveillance/1998-2023-Serotype-Data-for-Invasive-Pneumococcal-/qvzb-qs6p/about_data).

3Target point estimate of 0.6 is based on the Company’s statistical analysis of precedent Phase 2 and Phase 3 studies.